TRADENAME LICENSE AGREEMENT



          THIS TRADEMARK LICENSE AGREEMENT (the
"Agreement") dated as of August 20, 1998, is entered by and between The Harris Company (the "Licensor"), a
California corporation, and Gottschalks Inc. (the
"Licensee"), a Delaware corporation.

          WHEREAS, Licensor and Licensee have entered into an Asset Purchase Agreement dated as of July 21, 1998 (the "Sale Agreement"), whereby Licensee agreed to purchase substantially all of the Assets of Licensor;
and

          WHEREAS, Licensor is the owner of certain tradenames, trademarks and servicemarks used by Licensor that were not sold to Licensee as part of the Sale Agreement; and

          WHEREAS, Licensee desires to use said
tradenames, trademarks and servicemarks for an unlimited period of time following the closing of the transactions contemplated by the Sale Agreement (the
"Closing");

          WHEREAS, the parties desire to set forth their agreement as to the use of said tradenames, trademarks and servicemarks by Licensor and Licensee following the Closing.

          NOW, THEREFORE, in consideration of the
foregoing and of the mutual promises herein contained, Licensor and Licensee agree as follows:

     1.   Definition

     The term "Marks" when used herein means the tradenames, trademarks and servicemarks listed on
Schedule 1 hereto, whether or not such tradenames, trademarks or servicemarks have been registered by the Licensor. All capitalized terms not defined herein shall have the meanings specified in the Sale
Agreement.

     2.   Grant of License

     (a)  Licensor hereby grants to Licensee a
royalty-free, exclusive license to use the Marks in connection with the operation of department stores, retail or specialty stores or in any related activity
(including in connection with the sale of merchandise via the Internet) (collectively, the "Field") in the United States of America for a period of six months after the Closing Date (the "Transitional License");
except that Licensee shall be entitled to use the Marks beyond such six-month period in connection with the following: (i) Licensee may continue to use existing supplies, including but not limited to, shopping bags with the Marks, and (ii) Licensee may allow customers of Licensor to maintain existing customer credit cards using the Marks rather than replacing such credit cards with credit cards bearing Licensee's name.

     (b) Licensor hereby further grants to Licensee a perpetual, royalty-free, exclusive license to use the servicemark "Harris", but only if used together with "Gottschalks", in connection with the Field (the
"Perpetual License"). Such Exclusive License is exclusive to Licensee.

     (c) Licensor agrees that it shall not use or grant to any third party the right to use the Marks or any derivative thereof in the Field.

     (d) Licensee shall not sublicense its rights hereunder except to any of its wholly-owned subsidiaries.

     3.   Representations

     Licensor has complete rights to and ownership of the Marks for use in the Field as set forth in this Agreement and does not use the Marks in the Field by consent of any other person and is not required to and does not make payments to others with respect thereto.
Licensor has not received any notice to the effect (or is otherwise aware) that its use of the Marks in the Field conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any person.

     4.   Ownership

Licensee acknowledges that the Marks belong, subject to the terms of this License Agreement, to Licensor.

     5.   Quality Maintenance

     Licensor and Licensee each agree to supply each other with specimens of Licensor's or Licensee's, as applicable, use of the Marks upon request. Licensor and Licensee shall advise each other of any new goods to be sold or services to be rendered by Licensor or Licensee, as applicable, using the Marks in order to enable the other party to confirm that such use of the Marks complies with the terms of this Agreement.
Licensor and Licensee each warrant and agree that it shall comply with all applicable laws and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of goods and services covered by this Agreement.

     6.   Form of Use

     Licensee and Licensor each agree that it will not use the Marks in any way that would jeopardize, dilute, degrade, demean, injure, or lessen the value of the Marks, Licensor or Licensee and/or Licensor's or
Licensee's image nor will Licensor or Licensee allow any third party to jeopardize, dilute, degrade, demean, injure or lessen the value of the Marks.

     7.   Infringement Proceedings

     Licensor and Licensee each agree to notify the other in writing of any unauthorized use of the Marks by others as soon as it comes to such party's attention. Licensor agrees, at Licensee's request, to pursue infringement or other unfair competition proceedings involving the Marks in the Field (where
Licensee believes that such use is in violation of Licensee's rights to the Marks as provided herein) at Licensee's cost with counsel satisfactory to Licensee but Licensee shall have the right to conduct and control the proceedings, compromise or settlement if Licensee chooses to do so. Licensee shall be entitled to all damages recovered in the event that such use is in violation of Licensee's rights to the Marks in the Field as provided herein.

     8.   Termination for Cause

     Licensor shall have the right to terminate this Agreement in the event of (i) any affirmative act of insolvency by Licensee, (ii) the appointment of any receiver or trustee to take possession of the properties of Licensee or upon the winding up of Licensee or (iii) in the event of a material breach of this Agreement by Licensee, if such breach remains uncured after ten (10) days' written notice to Licensee.

     9.    Effect of Termination

     Upon termination of this Agreement, Licensee agrees to discontinue all use of the Marks as promptly as reasonably practicable, and to cooperate with Licensor or its appointed agent to apply to the appropriate authorities to cancel recording of this Agreement from all government records.

     10.  Governing Law

     It is agreed that this Agreement shall be governed by the Laws of the State of California.

     11.  Relationship of the Parties

     This Agreement does not create a partnership or joint venture between the parties.

     12.  Assignment

     The license granted to Licensee hereunder shall not be assigned by either party, except that Licensee may assign its rights hereunder to any wholly-owned
Subsidiary of Licensee, and Licensor may assign its rights hereunder to any Affiliate of Licensor.

     13.  No Waivers

     Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver or default in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

     14.  Specific Performance

     Licensor and Licensee each acknowledge that, in view of the uniqueness of the Marks and the license thereto being granted by this Agreement, neither
Licensor nor Licensee would have an adequate remedy at law in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that each party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which each may be entitled at law or in equity.

     15.  Attorney's Fees

          In the event of any action, complaint, suit or other proceeding by any party arising under or out of, in connection with or in respect of, this Agreement and the license of the Marks contemplated hereby, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such action, complaint, suit or other proceeding.
Attorney's fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The parties intend that the preceding sentences be severable from the other provisions of this Agreement, survive any judgment and, to the maximum extent by law, not be deemed merged into such judgment.

     16.  Consent to Jurisdiction

          Each party hereby irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum nonconveniens and agrees to be bound by any judgement rendered thereby arising under or out of in respect of or in connection with this Agreement or any related document or obligation. Each party further irrevocably agrees that service of process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Licensor or Licensee.

     17.  Agreement to Arbitrate

          The provisions of Article 13 of the Sale
Agreement are incorporated by reference herein as if set forth in full herein.

     18.  Titles

     Articles and paragraph titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants or conditions of this Agreement.

     19.  Entire Agreement

          This Agreement contains all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof. No other agreements, oral or otherwise, pertaining to the subject matter hereof shall be deemed to exist or to bind any of the parties hereto and all such prior agreements and understandings are superseded hereby.
No officer or employee or agent of Licensor or Licensee has any authority to make any representation or promise not contained in this Agreement.



          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE HARRIS COMPANY,
Licensor

/S/ LEOPOLDO DEL NOGAL
/S/ THOMAS MCPETERS


GOTTSCHALKS INC.,
Licensee
/S/ JAMES FAMALETTE


SCHEDULE 1

"Harris Stores"
"Harris"